Exhibit 1(a)(ii)

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer (as defined below) is not being made to, nor will tenders be accepted from or on behalf of, holders of LATAM shares or ADSs (as defined below) in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of LATAM shares and/or ADSs in any such jurisdiction.

Holders of LATAM shares or ADSs in the United States should read the Notice to U.S. Stockholders of LATAM Airlines Group S.A.

This Notice of Commencement is a free translation to English, prepared only for the convenience of the reader, of the Aviso de Inicio published in the Republic of Chile in Spanish. The original Spanish version shall prevail in case of any discrepancy with this free translation to English.

TENDER OFFER TO ACQUIRE UP TO 20% OF THE OUTSTANDING SHARES

OF

LATAM AIRLINES GROUP S.A.

A PUBLICLY HELD CORPORATION REGISTERED IN THE
SECURITIES REGISTRY UNDER N° 306

BY

DELTA AIR LINES, INC.

A CORPORATION ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE, UNITED STATES OF AMERICA

DELTA AIR LINES, INC. (“DELTA” OR THE “OFFEROR”) OFFERS TO PURCHASE UP TO 121,281,538 SHARES OF LATAM AIRLINES GROUP S.A. (“LATAM” OR THE “COMPANY”) AT A PRICE OF US$16.00 (SIXTEEN UNITED STATES DOLLARS, HEREINAFTER “DOLLARS” OR INDIVIDUALLY “DOLLAR” OR “US$”) PER SHARE, CORRESPONDING TO 20% OF THE ISSUED, SUBSCRIBED AND PAID-IN SHARES OF LATAM (THE “OFFER”), ON THE TERMS AND CONDITIONS CONTAINED IN THIS NOTICE AND IN THE RELEVANT PROSPECTUS MADE AVAILABLE TO THE INTERESTED PARTIES (THE “PROSPECTUS”).

1. Identification of the Offeror and its interest in the Company

1.1 Identification of the Offeror. Delta Air Lines, Inc., Chilean tax ID Nº 59.288.750-9, is a corporation organized and validly existing under the laws of the State of Delaware, United States of America, incorporated in said state on March 16, 1967, and domiciled at 1030 Delta Boulevard, Atlanta, Georgia 30354-1989, United States of America. For the purpose of this Offer, the domicile of the Offeror shall be Cerro El Plomo, N° 5680, office N° 1802, Las Condes, Santiago, Metropolitan Region, Chile.

1.2 Main shareholders of the Offeror. The Offeror’s ownership structure is dispersed, and it does not have a controller according to article 97 of Law N° 18,045 on securities market (the “Securities Market Law”). To date, the main shareholders of the Offeror are: (a) Berkshire Hathaway Inc., holding 10.96% of the total share capital; (b) The Vanguard Group, holding 7.51% of the total share capital; and (c) BlackRock, Inc., holding 5.49% of the total share capital.

1.3 Participation in the ownership and/or management of LATAM. The Offeror does not own LATAM shares nor does it participate in any way in its management.

2. Purpose of the Offer

2.1 General purpose of the Offer. The general objective of the Offeror is to acquire up to 121,281,538 shares out of a total of 606,407,693 shares of LATAM, equivalent to 20% of the issued, subscribed and paid-in shares of the Company.

It is hereby noted that this Offer is extended on a voluntary basis (that is, not required by law) and that the Offeror does not seek to obtain control of LATAM.

2.2 Agreements with LATAM’s shareholders in relation with the Offer. Delta does not have any agreements with shareholders of the Company, nor does it have a commitment to negotiate with them in the future.

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3. Characteristics of the Offer

3.1 Total amount of the Offer. The total value of the transaction is US$1,940,504,608 in the event that 121,281,538 shares, representing 20% of the currently issued, subscribed and paid-in shares of the Company, is acquired at a purchase price of US$16.00 per share of the Company.

In the event that the number of tendered shares is less than this amount, the total amount of the transaction will be the result of multiplying said number of shares by the price per share offered in the Offer.

3.2 Shares targeted in the Offer. This Offer for the acquisition of shares is made for 20% of the Company's shares, including those represented by American Depositary Shares (“ADS”), which as of this date amounts to 121,281,538 issued, subscribed and paid-in shares of LATAM.

The Offer is extended in Chile. There is no separate tender offer being made in the United States of America to acquire shares represented by ADS. Nonetheless, for the purpose of acquiring shares held by U.S. holders, including those represented by ADS, which represent approximately 2.8% of the issued, subscribed and paid-in shares of LATAM, this Offer is communicated in the United States of America under the exemption to certain requirements of Regulation 14D and Regulation 14E of the US Securities Exchange Act of 1934, and its amendments, as set forth in Rule 14d-1(c) therein. The procedures for holders of ADS to tender into the Offer are set forth in greater detail in the U.S. supplement to the Prospectus, to be filed on Form CB by Delta with the U.S. Securities and Exchange Commission of the United States of America substantially simultaneously with the submission of the Prospectus (the “U.S. Supplement”). To this end, Delta will hire Equiniti Trust Company, which will act as the ADS receiving agent (the “ADS Receiving Agent”).

3.3 Pro-rata mechanism. In the event that the number of tendered shares, considering both LATAM’s common shares as well as those represented by ADS, exceeds 20% of the issued, subscribed and paid-in shares of LATAM, the Offeror will purchase the tendered shares on a pro rata basis from each of the accepting shareholders, applying the prorating factor resulting from dividing the number of shares offered to be acquired by the Offeror (121,281,538 LATAM shares) by the sum of (i) the aggregate number of shares tendered by LATAM shareholders in this Offer; and (ii) the aggregate number of shares represented by ADS tendered by ADS holders in accordance with the procedure described in greater detail in the U.S. Supplement to the Prospectus. Therefore, in such a case, the number of shares to be acquired from each shareholder that tenders its shares in the Offer shall be equal to the result of multiplying the number of shares tendered by such shareholder and the factor resulting from the formula described above.

In turn, the acquisition will be made only for the whole number (integer) of shares resulting from the formula described above.

3.4 Conditions to the success of the Offer. THE OFFER IS SUBJECT TO THE CONDITION THAT THE OFFEROR ACQUIRES A MINIMUM OF 90,961,154 SHARES OF LATAM, CORRESPONDING TO 15% OF THE TOTAL ISSUED, SUBSCRIBED AND PAID-IN SHARES OF THE COMPANY, PROVIDED THE OFFEROR MAY WAIVE THIS CONDITION AS IT IS ESTABLISHED IN ITS SOLE BENEFIT. NOTWITHSTANDING THE ABOVE, THE OFFER IS SUBJECT TO THE OBJECTIVE GROUNDS FOR NOT CONSUMMATING THE OFFER DESCRIBED IN SECTION “GROUNDS FOR NOT CONSUMMATING THE OFFER” OF THIS NOTICE AND THE PROSPECTUS.

3.5 Effective term of the Offer. The Offer has an effective term of 30 calendar days, starting on November 27th, 2019 and expiring on December 26th, 2019. Both the first and the last day of the term will begin at 9:30 AM and end at 4:00 PM (the “Opening and Closing Hours of the Stock Market”). For the purpose of this notice, the term “Expiration Date” shall refer to December 26th, 2019 and, in case of extension of the term of the Offer, the last day of such extension.

The Offeror has the right to extend the effective term of the Offer, as expressly established in article 205 of the Securities Market Law. If the Offeror extends the effective term of the Offer, it must communicate said extension by means of a notice that will be published no later than the day before the original Expiration Date, in the online newspapers La Nación (www.lanacion.cl) and El Líbero (www.ellibero.cl).

3.6 Date and newspapers in which the notice of success or failure of the Offer will be published. The Offeror will communicate the result of the Offer through the publication of notices in the online newspapers La Nación and El Líbero, on the third day from the Expiration Date (the “Notice of Result”), in accordance with article 212 of the Securities Market Law and the instructions of the Chilean Financial Market Commission (the “CMF”).

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In case the Offer is successful, the Notice of Result will contain the total number of shares tendered by LATAM shareholders and acquired by the Offeror, and the percentage of ownership of LATAM reached after the Offer.

3.7 Offerees. The Offer is addressed to all shareholders of LATAM who hold fully subscribed and paid-in shares of the Company during the term of the Offer, including the holders of shares represented by ADS. Such shareholders must comply with the terms contained in Section “Procedure for accepting the Offer” of this notice and the Prospectus.

3.8 Materialization system of the transaction. The operation will be conducted outside of the stock market, in accordance with the rules and procedures established for it, using the computer system developed, maintained and operated by the Santiago Stock Exchange, available in its trading terminals from Monday to Friday, excluding holidays, within the Opening and Closing Hours of the Stock Market, from November 27th, 2019 until the Expiration Date.

Shareholders who wish to tender their shares to the Offeror pursuant to this Offer must submit their acceptances within the effective term of the Offer, including its extension, in the manner indicated in Section “Procedure for accepting the Offer” of this notice and the Prospectus. Holders of ADS should refer to the procedures with respect to tendering of ADS as set forth in Section “Procedure for tendering ADS in the Offer” of this notice and the Prospectus, which are described in greater detail in the U.S. Supplement to the Prospectus.

Once the documentation indicated in Section “Procedure for accepting the Offer” of this notice and the Prospectus has been received and reviewed, the Offeror or the Manager of the Offer, if applicable, will request the registration of such shares on behalf of the Manager of the Offer in LATAM’s shareholders registry, which is managed by DCV Registros S.A. (“DCV”). The provisions contained in this paragraph shall be effective notwithstanding the right of withdrawal of each of the shareholders contained in Section “Withdrawal rights” of this notice and the Prospectus.

The transfer date of the shares will be the day of publication of the Notice of Result. In accordance with the provisions of article 212 of the Securities Market Law, for all legal purposes, the date of acceptance by the shareholders and formalization of each transfer of securities will be the date of the publication of the Notice of Result.

Pension fund managers and general fund managers, for the funds under their management, as well as other institutional investors who are required to maintain their investments under their own name until divestment, who decide to participate in this Offer, will be subject to the procedures and mechanisms required by the regulations applicable to their operations, and in any case they will be required to submit their acceptances of this Offer to the offices of Santander Corredores de Bolsa Limitada, within the effective term of the Offer.

4. Price and terms of payment

4.1 Price per share. The price will be 16.00 Dollars for each LATAM share, payable in Dollars or its equivalent in pesos, national currency, based on the average Dólar Observado exchange rate published by the Central Bank of Chile in the Official Gazette on the four banking business days following the Expiration Date, at the accepting shareholder’s election.

If the accepting shareholder does not express any preference when accepting the Offer, it shall be understood that such shareholder chooses to receive the price in Dollars.

If the shareholder chooses to receive pesos, national currency, the risk of variation of the exchange rate will be borne by the accepting shareholder.

LATAM shareholders who agree to tender their shares in the Offer will be paid as described in the Section “Terms, time and place of payment” of this notice and the Prospectus.

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4.2 Premium. Given that the Offeror does not seek to obtain control of LATAM through this Offer, the Offer does not include a control premium. Nonetheless, the price per share in this Offer considers a premium of 80.51% with respect to the closing price for each share in the Santiago Stock Exchange on September 25, 2019 (US$8.86 per share, considering an exchange rate of $721.92 pesos, national currency, per Dollar, which is the Dólar Observado exchange rate published on September 25, 2019 in the Official Gazette), which is the trading business day prior to the date on which the CMF was notified of the Framework Agreement entered into by the Offeror and LATAM (the “Framework Agreement”) as an hecho esencial by LATAM.

4.3 Terms, time and place of payment. The price will be paid on the fourth banking business day after the Expiration Date (the “Payment Date”).

The price will be paid on the Payment Date, as follows:

(a)	To shareholders who sell their shares under acceptances submitted to Santander Corredores de Bolsa Limitada, (i) in the event that the shareholder decides to receive the price in pesos, national currency, through an electronic transfer of funds to the account that said shareholder had indicated in writing on or before the Expiration Date, or by means of a non-endorsable voucher which will remain at its disposal in the offices of Santander Corredores de Bolsa Limitada, located in Isidora Goyenechea Nº 2800, floor 40, Las Condes, Santiago, Metropolitan Region, Chile; and (ii) in the event that the shareholder decides to receive the price in Dollars, through a deposit in a Dollar account opened in a Chilean bank indicated by the shareholder in writing on or before the Expiration Date;
(b)	To shareholders who sell their shares under acceptances submitted to securities intermediaries other than Santander Corredores de Bolsa Limitada, the price will be paid in Dollars or pesos, national currency, as applicable, directly to said intermediaries by means of an electronic transfer of funds to the account of said intermediaries, as applicable, in a Chilean bank; and
(c)	To holders of ADS who tender their ADS to the ADS Receiving Agent pursuant to the procedures set forth in greater detail in the U.S. Supplement, the price will be paid in such manner as described in greater detail in the U.S. Supplement.

The Offeror will not pay commissions for sale orders received from the shareholders to stockbrokers, agents, depositories or representatives other than the Manager of the Offer and, regarding ADS, the ADS Receiving Agent.

5. Procedure for accepting the Offer

5.1 Condition of the tendered shares. The shares for which the Offer is accepted must be registered in LATAM’s shareholders registry in the name of the selling shareholder or its broker, agent, depositary or representative, fully paid and free of encumbrances, restrictions, attachments, litigation, injunctions, conditions precedent or subsequent, third party rights, rights in rem or personal rights in favor of third parties and enforceable against the Offeror and, in general, free of any other circumstance that prevents or limits their unrestricted assignment, transfer or ownership (“Encumbrances”).

5.2 Formal requirements and requisite documentation to accept the Offer for holders of common shares of LATAM. Shareholders who wish to accept this Offer must do so only during its effective term, by means of a written order to sell their shares, subject to the terms and conditions of the Offer, and selecting the currency of payment, which has to be delivered directly at the offices of the Manager of the Offer, or at the office of another stockbroker, from Monday to Friday within the Opening and Closing Hours of the Stock Market.

Shareholders who deliver their acceptance forms to the Offer shall simultaneously sign transfer forms for all the shares they wish to sell in favor of the Manager of the Offer, or in favor of the stockbroker, agent, depositary or representative they are using, if applicable, which will carry out the necessary procedures to enter into their custody said actions subject to acceptance and, in the case of stockbrokers, agents, depositors or representatives other than the Manager of the Offer, to deliver them to the latter pursuant to the terms of this Offer.

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Those shareholders seeking to accept the Offer must deliver to the Manager of the Offer, or to the broker, agent, depositary or representative involved, the following documents:

(a)	The original certificates for the shares they want to sell that are in their possession, or a certificate to be issued by LATAM’s stock department (managed by the DCV, located at Huérfanos N° 770, Floor 22, Santiago, Metropolitan Region, Chile), exclusively for such purpose, certifying that the title(s) are under custody in the DCV;
(b)	A certificate issued for this purpose by the LATAM stock department, not more than 10 days before the delivery date to the Manager of the Offer or to the broker involved, evidencing that LATAM has no record in their files that the shares are affected by Encumbrances such that the shares are able to be registered in the name of the Offer Administrator or the respective broker, agent, depositary or representative involved;
(c)	A copy, on both sides, of the identity card of the individual shareholder or its representative, if applicable, or of the representative of the legal entity shareholder, whose original document must be displayed at the time of signing the acceptance. The fact that the above-mentioned copy is a faithful photocopy of the original document must be certified by a notary public or verified by the corresponding broker, agent, depositary or intervening representative;
(d)	Original or authorized copy of the current power-of-attorney of the shareholders’ representative, which must have sufficient representation faculties, issued or authorized before a notary public; and
(e)	An authorized copy of all the legal documentation of shareholders which are legal entities, including all their documents of incorporation and amendments thereof, existence authorizations and other pertinent resolutions, as well as a true copy of all the documents that evidence the legal capacity of their representatives, who must have sufficient representation powers, with a certificate of validity of a date not to exceed 60 days from the date of delivery to the broker, agent, depositary or corresponding representative.

Additionally, the accepting shareholder must enter into a services contract (in accordance with the provisions of Section II.1 of the Norma de Carácter General Nº 380 of the CMF), if it has not previously entered into such agreement, with the Manager of the Offer or with the stockbroker, agent, depositary or representative involved, in accordance with the applicable regulations.

The documents required from the shareholders in order to accept the Offer will be sent to the LATAM share department. The LATAM share department will proceed to register the shares subject to acceptance of the Offer in the name of the Manager of the Offer, and notwithstanding the right of withdrawal of each of the shareholders included in Section “Withdrawal rights” of this notice and the Prospectus.

If any share transfer were to be objected to on any legal grounds or as a result of an operation that does not comply with the terms and conditions of the Offer, and said objection is not solved within the effective term, the acceptance will be automatically cancelled and, for all intents and purpose, deemed never to have been made. In these cases, the Manager of the Offer or the corresponding broker will return the certificates to the shareholder, as well as any other documents provided by the same, as appropriate.

The stockbrokers, agents, depositaries or representatives other than the Manager of the Offer that participate in the Offer, shall gather the shares entered into their custody with the shares that said entities may already possess and, as appropriate, shall make one or more acceptances to the Manager of the Offer, which must be delivered together with the other documents identified in this Section. It will be the responsibility of each stockbroker, agent, depositary or representative that participates in this process to verify the existence and veracity of the documents referred to in this Section, with respect to their respective clients.

Pension fund managers and mutual fund managers, for the funds under their management, as well as other institutional investors who are required to maintain their investments under their own name until divestment, who decide to participate in this offer, will be subject to the procedures and mechanisms required by the regulations applicable to their operations. However, they will be required to submit their acceptances to this Offer at the office of the Manager of the Offer within the effective term of the Offer, without being required to deliver any share transfer form or the shares certificates indicated in (a) above. In any case, such documents shall be transferred to the Manager of the Offer together with the payment of the price to the institutional investor.

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5.3 Procedure for tendering ADS in the Offer. ADS holders may participate in the Offer by following either of the two procedures described below, which procedures are described in greater detail in the U.S. Supplement:

5.3.1.	Tender of ADS through the ADS Receiving Agent by holders of ADS.
If a holder of ADS wishes to participate in the Offer, prior to the Expiration Date, such holder may accept the Offer by tendering its ADS representative of common shares to the ADS Receiving Agent, in accordance with the instructions set forth in the U.S. Supplement.

5.3.2.	Direct participation in the Offer by holders of ADS.
As an alternative to tendering ADS through the ADS Receiving Agent, ADS holders may also surrender their ADS, withdraw the common shares underlying the ADS from LATAM’s ADS program and participate directly in the Offer as a holder of common shares of LATAM, in accordance to the terms contained in the Prospectus and the U.S. Supplement.

5.4 Return of shares. With respect to LATAM shares that are not acquired by the Offeror (including those represented by ADS) for not complying with the terms and conditions of the Offer, for the Offer having expired or for the Offer being unsuccessful, or for the number of total shares tendered exceeding the number of shares subject to Offer, such shares will be made available immediately to the respective shareholder by the Manager of the Offer or the corresponding securities intermediary, together with all the documents provided by the shareholders. This will occur immediately, without any right to indemnification, payment or reimbursement to the shareholder, nor will it imply an obligation or liability by the Offeror, its agents, advisors or representatives.

Consequently, shareholders who have accepted the Offer will not be entitled to any type of indemnification, payment or reimbursement, nor will the Offer create any obligation or liability for the Offeror, its agents, advisors or representatives, regarding the shares that have not been transferred to the Offeror.

6. Grounds for not consummating the Offer

PURSUANT TO ARTICLE 210 OF THE SECURITIES MARKET LAW, THE OFFER SHALL BE SUBJECT TO THE OBJECTIVE GROUNDS FOR NOT CONSUMMATING THE OFFER INDICATED BELOW (THE “GROUNDS FOR NOT CONSUMMATING THE OFFER”). SHOULD ONE OF THESE GROUNDS BE VERIFIED DURING THE EFFECTIVE TERM, THE OFFEROR SHALL HAVE THE RIGHT, BUT NOT THE OBLIGATION, TO DEEM THE OFFER AS EXPIRED UPON THE EXPIRATION DATE OF THE OFFER OR ITS EXTENSION.

IT IS HEREBY STATED ON THE RECORD THAT THE GROUNDS FOR NOT CONSUMMATING THE OFFER HAVE BEEN ESTABLISHED FOR THE SOLE BENEFIT OF THE OFFEROR, WHO MAY WAIVE THEM AT ITS SOLE JUDGMENT. THE OFFEROR’S NOTICE IN THE OCCURRENCE OF A GROUND FOR NOT CONSUMMATING THE OFFER SHALL BE COMMUNICATED BY MEANS OF PUBLICATION IN THE SAME NEWSPAPERS IN WHICH THIS NOTICE IS PUBLISHED, AND THE PROCEDURE DESCRIBED IN THE SECTION “PROCEDURE FOR ACCEPTING THE OFFER – RETURN OF SHARES” OF THIS NOTICE AND THE PROSPECTUS SHALL BE FOLLOWED.

THE GROUNDS FOR NOT CONSUMMATING THE OFFER ARE THE FOLLOWING:

(A)	THE ENACTMENT OR ISSUANCE OF A LAW, REGULATION, STATUE, NORM, REGULATION, SENTENCE, RULING, DETERMINATION, WHICH IS CURRENTLY IN EFFECT, BY ANY GOVERNMENT AUTHORITY, AGENCY, OR COURT OF THE UNITED STATES OF AMERICA OR THE REPUBLIC OF CHILE, WHICH RESTRICTS, PROHIBITS, OR OTHERWISE CRIMINALIZES THE ACQUISITION OF THE SHARES OF LATAM BY MEANS OF THE OFFER; OR
(B)	THE OCCURRENCE OF ANY OF THE FOLLOWING EVENTS IN RELATION TO LATAM: (I) THE SUBMISSION OF A REQUEST FOR JUDICIAL REORGANIZATION OR VOLUNTARY LIQUIDATION, AS APPLICABLE; (II) THE ISSUANCE OF AN EXTRA-JUDICIAL OR SIMPLIFIED AGREEMENT; (III) THE GENERAL CEASE IN THE PAYMENT OF ITS OBLIGATIONS; (IV) THE GENERAL TRANSFER OF ASSETS FOR THE BENEFIT OF ITS CREDITORS, PURSUANT TO THE TERMS OF TITLE XIV OF BOOK FOUR OF THE CHILEAN CIVIL CODE; (V) THE ACCEPTANCE OF A LAWSUIT FOR MANDATORY LIQUIDATION; (VI) THE ISSUANCE OF A RESOLUTION OF LIQUIDATION AGAINST LATAM WHICH HAS NOT BEEN NULLIFIED WITHIN 60 DAYS AFTER BEING ISSUED; OR

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(C)	THAT LATAM OR ANY AFFILIATE ENTITY (AN “AFFILIATE ENTITY” BEING AN ENTITY THAT CONTROLS, IS CONTROLLED BY, OR IS UNDER COMMON CONTROL WITH LATAM) ENTERS INTO A CONTRACT OR AGREEMENT RELATED TO AN ALTERNATIVE TRANSACTION. “ALTERNATIVE TRANSACTION” SHALL MEAN ANY (I) ACQUISITION, MERGER, CONSOLIDATION, REORGANIZATION, LIQUIDATION, RECAPITALIZATION, SHARE EXCHANGE OR OTHER BUSINESS COMBINATION TRANSACTION, (II) ISSUANCE OR SALE OF SHARES OF CAPITAL STOCK OR OTHER EQUITY SECURITIES (EXCLUDING A TENDER OFFER OF SHARES OR OTHER SECURITIES OF LATAM, INCLUDING ANY ISSUANCE OF SHARES SUBJECT TO PREEMPTIVE RIGHTS), SO LONG AS SUCH TRANSACTION IS COMPRISED OF A BROAD DISTRIBUTION WITHOUT DIRECTED SALES, (III) ACQUISITION, DIRECTLY OR INDIRECTLY, OF BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT (5%) OF THE EFFECTIVE CAPITAL STOCK OR OTHER EQUITY SECURITIES, INCLUDING THROUGH A TENDER OFFER, OR (IV) UNLESS OTHERWISE AGREED, A JOINT VENTURE OR OTHER STRATEGIC ALLIANCE OR COMMERCIAL ARRANGEMENTS FOR COOPERATION, INCLUDING THOSE REFERRED TO LOYALTY PROGRAMS AND CODESHARE ARRANGEMENTS, IN EACH CASE, WITH AN AIRLINE CARRIER THAT IS HEADQUARTERED OR WITH OPERATIONS PRIMARILY BASED IN THE UNITED STATES OF AMERICA (INCLUDING ANY AFFILIATE, SUCCESSOR OR ASSIGN, OR ANY OTHER PERSON ACTING IN A GROUP WITH ANY SUCH CARRIER). AN ALTERNATIVE TRANSACTION EXCLUDES (I) THE ACQUISITION OF OWNERSHIP, DIRECTLY OR INDIRECTLY, OF EQUITY SECURITIES IN A PUBLICLY TRADED COMPANY OR OTHER ENTITY THAT IS SUBJECT TO LATAM OR LATAM’S RELATED PARTIES INVESTMENT, INSOFAR SUCH ACQUISITION CONSISTS OF LESS THAN TWO PERCENT (2%) OF THE OUTSTANDING CAPITAL STOCK OF SUCH COMPANY OR OTHER ENTITY IN THE AGGREGATE, OR (II) ANY ALTERNATIVE TRANSACTION WITH A FREIGHTER COMPANY. “FREIGHTER COMPANY” SHALL MEAN AN AIR CARRIER EXCLUSIVELY ENGAGED IN THE CARRIAGE OF FREIGHT AND CARGO USING ONLY FREIGHTER AIRCRAFT AND, FOR THE AVOIDANCE OF DOUBT, IN NO EVENT USING PASSENGER OR COMBI AIRCRAFT; OR

(D)	THAT, SINCE THE DATE OF THIS NOTICE AND THE PROSPECTUS, LATAM HAS PERFORMED ANY OF THE FOLLOWING ACTIONS OTHER THAN WITH DELTA’S PRIOR WRITTEN CONSENT OR PURSUANT TO A LEGAL REQUIREMENT: (I) AMEND OR PROPOSE ANY MATERIAL AMENDMENT IN ITS OR ITS SUBSIDIARIES’ ORGANIZATIONAL DOCUMENTS; (II) MERGE OR CONSOLIDATE WITH ANY OTHER ENTITY, OR RESTRUCTURE, REORGANIZE, DISSOLVE OR COMPLETELY OR PARTIALLY LIQUIDATE; (III) DECLARE, SET ASIDE OR PAY ANY DIVIDEND OR OTHER DISTRIBUTION (WHETHER IN CASH, STOCK OR PROPERTY OR ANY COMBINATION THEREOF) IN RESPECT TO ANY LATAM SHARES OR EQUITY, EXCEPT TO THE EXTENT REQUIRED BY LAW; (IV) ISSUE OR GRANT AN OPTION TO SUBSCRIBE SHARES OR OTHER EQUITY SECURITIES OF LATAM, OR RECLASSIFY, SPLIT, COMBINE, SUBDIVIDE OR REDEEM, PURCHASE OR OTHERWISE ACQUIRE, DIRECTLY OR INDIRECTLY, ANY LATAM SHARES OR SECURITIES CONVERTIBLE OR EXCHANGEABLE INTO OR EXERCISABLE FOR ANY SHARES OF LATAM CAPITAL STOCK; (V) TAKE ANY OTHER ACTION THAT WOULD BE PROHIBITED TO AN ISSUER OF SECURITIES SUBJECT TO A TENDER OFFER UNDER THE APPLICABLE LAWS OF CHILE; OR (VI) AGREE OR COMMIT TO ADOPT ANY OF THE FOREGOING ACTIONS.

IF ANY OF THE GROUNDS FOR NOT CONSUMMATING THE OFFER IS VERIFIED DURING THE TERM OF THE OFFER, AND IS NOT WAIVED BY THE OFFEROR, THE OFFEROR SHALL ANNOUNCE THE VERIFICATION OF SUCH GROUND AND THE EXPIRATION OF THE OFFER BY PUBLISHING A NOTICE IN THE SAME NEWSPAPERS IN WHICH THE NOTICE OF COMMENCEMENT WAS PUBLISHED. SUCH PUBLICATION MUST BE MADE WITHIN THREE DAYS FOLLOWING THE DATE ON WHICH THE RESPECTIVE GROUND FOR NOT CONSUMMATING THE OFFER WAS VERIFIED AND, IN ANY CASE, NO LONGER THAN THE SECOND DAY FOLLOWING THE EXPIRATION DATE, AND IF NOT MADE BEFORE THAT DATE, SUCH GROUND FOR NOT CONSUMMATING THE OFFER SHALL BE DEEMED TO HAVE BEEN WAIVED BY THE OFFEROR.

7. Withdrawal Rights

In accordance with article 211 of the Securities Market Law, the shareholders who have accepted the Offer may withdraw, in whole or in part, their acceptance, until the Expiration Date, by means of a written communication delivered by the shareholder or its stockbroker, agent, depositary or representative involved, at the offices of the Manager of the Offer, during the Opening and Closing Hours of the Stock Market. Upon delivery of the above-mentioned communication in a timely manner to the Manager of the Offer, the latter shall deliver to the shareholder, depositary or stockbroker involved, as appropriate, its letter of acceptance, the documents that may have been attached to it and the transfers signed by the shareholder at the time to accept the Offer.

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Additionally, in accordance with article 212 of the Securities Market Law, in the event that the Offeror fails to publish the Notice of Result on the third day following the Expiration Date, the shareholders who have accepted the Offer may withdraw their acceptance until the effective date of publication of the Notice of Result, which cannot be published later than 15 days following the Expiration Date.

It is hereby stated that, in the event that a shareholder withdraws from his acceptance in the manner indicated in this Section, the corresponding shares, transfers and other documentation received will be returned as soon as the shareholder communicates its withdrawal in writing.

The procedures for a holder of ADS to withdraw any ADS tendered to the ADS Receiving Agent are set forth in greater detail in the U.S. Supplement.

8. Financing the Offer

The Offeror will finance this Offer with the Offeror’s own funds. Therefore, the validity of this Offer is not conditioned on obtaining any financing from third parties.

9. Collateral

This Offer does not include any collateral pursuant to the terms of article 204 of the Securities Market Law.

10. Manager of the Offer

The Offeror will act, for all the purposes of this Offer, through Santander Corredores de Bolsa Limitada, Chilean tax ID Nº 96.683.200-2, domiciled at Isidora Goyenechea N° 2800, floor 40, Las Condes, Santiago, Región Metropolitana, Chile (the “Manager of the Offer”).

To this end, the Offeror has granted Santander Corredores de Bolsa Limitada the authority to act as its agent for the Offer, to receive any acceptances made by the shareholders of the Company, to answer any questions raised as to the mechanisms and conditions of the Offer, to make transfers to the custody of LATAM, to reject acceptances and generally to engage in all the activities necessary to consummate this transaction.

11. Location of Information

Copies of the Prospectus and of the U.S. Supplement are available to interested parties at the following locations:

(a)	At the offices of the Offeror, located at Cerro El Plomo, N° 5680, office N° 1802, Las Condes, Santiago, Metropolitan Region, Chile, from Monday to Friday between 9:00 AM and 4:00 PM;
(b)	At the offices of Santander Corredores de Bolsa Limitada, located at Isidora Goyenechea N° 2800, floor 40, Las Condes, Santiago, Metropolitan Region, Chile, from Monday to Friday between 9:30 AM and 4:00 PM;
(c)	At the Comisión para el Mercado Financiero, whose offices are located at Avenida Libertador Bernardo O’Higgins N° 1449, Santiago, Metropolitan Region, Chile, from Monday to Friday between 9:00 AM and 1:30 PM, and on its website www.cmfchile.cl;
(d)	At the Santiago Stock Exchange, whose offices are located on La Bolsa N° 64, Santiago, Metropolitan Region, Chile, from Monday to Friday between 9:30 AM and 4:00 PM;
(e)	At the Chilean Electronic Stock Exchange, whose offices are located on Huérfanos N° 770, 14th Floor, Santiago, Chile, from Monday to Friday between 9:30 AM and 4:00 PM; and
(f)	At the offices of LATAM Airlines Group S.A., located at Presidente Riesco Nº 5711, piso 20, Las Condes, Santiago, Metropolitan Region, Chile, from Monday to Friday between 9:00 AM and 4:00 PM.

DELTA AIR LINES, INC.

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